Exhibit 5.1

Nicolas H.R. Dumont

+1 212 479 6446

ndumont@cooley.com

January 10, 2023

Delcath Systems, Inc.

1633 Broadway, Suite 22C

New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to Delcath Systems, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale by certain selling stockholders (the “Selling Stockholders”) of up to 2,140,931 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), consisting of (i) 1,448,889 outstanding shares of Common Stock (the “Shares”) and (ii) up to 692,042 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of outstanding pre-funded warrants to purchase shares of Common Stock (the “Warrants”). The Shares and the Warrants were issued pursuant to a Securities Purchase Agreement, dated December 7, 2022, by and among the Company and the purchasers named therein (the “Securities Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Securities Purchase Agreement, the Warrants and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, adjustments to outstanding securities of the Company, including the Warrants, and/or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number that remain available for issuance. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

COOLEY LLP    55 HUDSON YARDS    NEW YORK, NY    10001

T: (212) 479-6000 F: (212) 479-6275 COOLEY.COM

Delcath Systems, Inc.

January 10, 2023

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable and that the Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

COOLEY LLP

By:	/s/ Nicolas H.R. Dumont
Nicolas H.R. Dumont

COOLEY LLP    55 HUDSON YARDS    NEW YORK, NY    10001

T: (212) 479-6000 F: (212) 479-6275 COOLEY.COM